UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Gentherm Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INVITATION TO OUR SHAREHOLDERS

April 25, 2016

To our Shareholders:

We cordially invite you to attend our 2016 annual meeting of shareholders, which will be held on Thursday, May 26, 2016, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan. The business to be conducted at the annual meeting is set forth in the attached Notice of 2016 Annual Meeting of Shareholders and proxy statement.

Thank you for your continued support of Gentherm.

Sincerely,

Daniel R. Coker

President and Chief Executive Officer

GENTHERM INCORPORATED

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Our 2016 annual meeting of shareholders will be held on Thursday, May 26, 2016, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan to conduct the following items of business:

•	To elect nine directors named in the accompanying proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2016.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To approve an amendment to our Amended and Restated Bylaws to increase the minimum and maximum size of the Board of Directors.

•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on April 11, 2016, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Kenneth J. Phillips
Vice-President, General Counsel and Secretary

Northville, Michigan

April 25, 2016

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting. For more complete information regarding 2015 performance of Gentherm Incorporated (the “Company”), review our annual report on Form 10-K for the year ended December 31, 2015.

Please Vote Today

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials for the 2016 annual meeting and follow the instructions below to cast your vote on all of the proposals.

Proposals, Board Recommendations and Required Vote

Proposal		Board Recommendation	Required Vote

No. 1 -	Election of Directors (page 5)	FOR each nominee	Plurality*

No. 2 -	Ratification of Appointment of Independent Registered Public Accounting Firm for 2016 (page 37)	FOR	Majority of votes cast

No. 3 -	Advisory Vote on Named Executive Officer Compensation (page 38)	FOR	Majority of votes cast

No. 4 -	Approval of an Amendment to the Amended and Restated Bylaws to Increase the Minimum and Maximum Size of the Board (page 39)	FOR	Majority of shares of common stock outstanding and entitled to vote

*	Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on acceptance by the Company’s Board of Directors (the “Board”). See “Board Matters – Corporate Governance – Corporate Governance Guidelines” in this proxy statement for further information regarding our majority voting policy.

Voting Methods in Advance of Annual Meeting

Even if you plan to attend the 2016 annual meeting in person, please vote right away using one of the following voting methods (see page 2 for additional details). Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

•	By Mail. Complete, sign and return your proxy card or voting instruction card in the enclosed envelope.

•	Other. If you are a beneficial owner, you may have the option to vote your shares via the internet or telephone.

Attend and Vote at Annual Meeting

Date: Thursday, May 26, 2016

Time: 9:30 a.m., Eastern Time

Location: Gentherm Incorporated, 21680 Haggerty Road, Northville, Michigan

Shareholders of record and beneficial owners (if in possession of a proxy from your broker, bank or other nominee) as of April 11, 2016 may attend and vote at the annual meeting.

Director Nominees

The Board currently consists of nine directors. All directors are elected annually and serve one-year terms. Mr. Carlos Mazzorin and Dr. Franz Scherer have determined not to stand for re-election at the 2016 annual meeting. The Board has re-nominated the remaining seven current directors and has nominated two additional director nominees, Mr. Ronald Hundzinski and Ms. Yvonne Hao. The following table provides summary information about such director nominees.

Name	Age	Director Since	Independent	Committee Memberships	Primary Occupation(s)	Other Public Company Boards
Lewis Booth	67	2013	Yes	•Audit (C) •Nominating •Corporate Governance (C)	•Former Executive Vice-President and CFO of Ford Motor Company	•Rolls-Royce Holdings •Mondelez International

Francois J. Castaing	70	2001	Yes	•Audit •Nominating (C) •Corporate Governance •Technology	•Former Technical Advisor to the Chairman of Chrysler Corporation •Former President of Chrysler International •Former Vice-President of Vehicle Engineering of Chrysler Corporation	—

Daniel R. Coker	63	2007	No	—	•President and Chief Executive Officer of the Company	—

Sophie Desormière	49	2012	Yes	•Compensation •Nominating	•General Manager Marketing and Sales, Senior Executive Vice-President of Solvay	—

Maurice E.P. Gunderson	64	2007	Yes	•Compensation (C) •Nominating •Technology	•Managing Member of Shingebiss, LLC •Founder and Former Managing Director of Nth Power LLC	—

Yvonne Hao	41	—	Yes	—(1)	•Operating Partner, Bain Capital	•Bombardier Recreational Products

Ronald Hundzinski	57	—	Yes	—(1)	•Vice President and Chief Financial Officer of BorgWarner Inc.	—

Oscar B. Marx, III	77	1999	No	—	•Chairman of the Board •Former President and CEO of TMW Enterprises, Inc. •Former Vice-President of the Automotive Components Group of Ford Motor Company	—

Byron T. Shaw II	48	2013	Yes	• Nominating • Technology (C)	•President of Byron Shaw LLC •Former Managing Director of the Silicon Valley Office for General Motors	—

(C)	Chairperson of the stated committee.
(1)	Upon election to the Board, the Board anticipates that the new director nominees will serve on the following Board committees: (i) Ms. Hao – Compensation and Nominating; and (ii) Mr. Hundzinski – Audit, Nominating and Corporate Governance.

Executive Compensation Highlights

At the 2016 annual meeting, shareholders are being asked to provide advisory (non-binding) approval of the compensation of our named executive officers in 2015, as disclosed in this proxy statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal). See “Compensation Discussion and Analysis” beginning on page 16 for information regarding our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2015 with respect to each of our named executive officers.

Say-on-Pay Proposal

The Company’s say-on-pay proposal presented at the 2015 annual meeting of shareholders, whereby shareholders were asked to provide advisory approval of the Company’s compensation for its named executive officers in 2014, was approved by approximately 95% of the votes cast. At the 2016 annual meeting, shareholders are being asked to provide advisory approval of the Company’s compensation program for its named executive officers in 2015.

Governance Highlights

The Company is committed to good corporate governance appropriate to the Company and its shareholders. Highlights include:

•	Annual director elections, with majority voting policy

•	Lead Independent Director, seven independent directors out of nine directors, and fully independent Board committees

•	Stock ownership guidelines and ownership among our Chief Executive Officer and directors

•	Hedging and pledging policies

•	Robust governance policies

•	Annual Board and committee performance evaluations

•	Shareholder engagement by management

•	Annual advisory approval of executive compensation

At the 2016 annual meeting, shareholders are being asked to approve an amendment to the Company’s Amended and Restated Bylaws to increase the minimum number of directors from five to seven and the maximum number of directors from nine to 11. The Board believes this proposal is in the best interests of the Company and its shareholders in anticipation of Board succession planning, additional diversity and new directors with expertise relating to new products and industries and future acquisitions.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2015

At the 2016 annual meeting, shareholders are being asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

The following table sets forth the fees the Company was billed for audit and other services provided by Grant Thornton in 2015 and 2014. All of such services were approved in conformity with the pre-approval policies and procedures described under “Audit Committee Matters—Pre-Approval Policies and Procedures” on page 36. The Audit Committee of the Board, based on its reviews and discussions with management and Grant Thornton, determined that the provision of these services was compatible with maintaining Grant Thornton’s independence.

	2015 ($)	2014 ($)
Audit Fees	1,607,000	1,502,000
Audit-Related Fees	77,000	88,000
Tax Fees	5,000	5,000
All Other Fees	20,000	16,000

Total Fees	1,709,000	1,611,000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 26, 2016

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Gentherm Incorporated (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at the 2016 annual meeting of shareholders and any adjournment or postponement of such meeting (the “annual meeting”). The annual meeting will be held on Thursday, May 26, 2016, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan.

The notice of annual meeting, proxy statement and form of proxy was first mailed to shareholders of record of our common stock on or about April 25, 2016.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of nine directors named in this proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.

•	The ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2016.

•	The approval (on an advisory basis) of the compensation of our named executive officers.

•	The approval of an amendment to our Amended and Restated Bylaws to increase the minimum and maximum size of the Board of Directors.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement and FOR each other proposal listed above. We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from shareholders. Representatives of Grant Thornton will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our shareholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 11, 2016, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. As of April 11, 2016, we had 36,427,397 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record. If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the annual meeting, we encourage you to vote your shares prior to the meeting.

Shareholders of Record. If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners. If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a shareholder of record and the postage-paid envelope is missing, please mail your completed proxy card to Gentherm Incorporated, c/o Corporate Secretary, 21680 Haggerty Road, Northville, MI 48167. You may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Shareholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our corporate secretary either a notice revoking the proxy or a properly signed proxy. In each case, such notice or proxy must bear a later date than your prior proxy. If sent by mail, it must be received by our corporate secretary no later than 5:00 p.m., Eastern Time, on May 25, 2016. Your attendance at the annual meeting in person will not cause your prior proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, P.O. Box 30170, College Station, TX 77842-3170; Telephone: (800) 962-4284.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters or if the Board gives no recommendation, then in the discretion of the proxy holders.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2016 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of the outstanding shares entitled to vote at the annual meeting as of April 11, 2016 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions, withheld votes and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

How Do Votes Impact Approval of Proposal?
Proposal		Required Approval	For	Withhold/ Against	Abstention	Broker Non- Votes
No. 1 -	Election of Directors	Plurality of votes cast*	For the proposal	Against the proposal	—	Not a vote cast

No. 2 -	Ratification of Appointment of Independent Registered Public Accounting Firm for 2016	Majority of votes cast	For the proposal	Against the proposal	Against the proposal	—

No. 3 -	Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	For the proposal	Against the proposal	Against the proposal	Not a vote cast

No. 4 -	Approval of an Amendment to the Amended and Restated Bylaws to Increase the Minimum and Maximum Size of the Board	Majority of shares of common stock outstanding and entitled to vote	For the proposal	Against the proposal	Against the proposal	Against the proposal

*	Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, the Company’s majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on Board acceptance.

If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposals No. 2 and No. 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to such shareholders at the annual meeting for any purpose reasonably relevant to the meeting.

Who will count the votes and where can I find the voting results?

The Inspector of Elections appointed at the 2016 annual meeting will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board currently consists of nine directors. All directors are elected annually and serve one-year terms. Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death. Mr. Carlos Mazzorin and Dr. Franz Scherer have determined not to stand for re-election at the 2016 annual meeting. The Board has re-nominated the remaining seven current directors and has nominated two additional director nominees, Mr. Ronald Hundzinski and Ms. Yvonne Hao. As discussed below, the Board has affirmatively determined that seven of the nine director nominees are independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”).

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, which we do not anticipate, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the director nominees.

Board of Directors

The directors and director nominees of the Company are as follows:

Name	Age	Title
Lewis Booth	67	Director
Francois J. Castaing	70	Lead Independent Director
Daniel R. Coker	63	President, Chief Executive Officer and Director
Sophie Desormière	49	Director
Maurice E.P. Gunderson	64	Director
Yvonne Hao	41	Director Nominee
Ronald Hundzinski	57	Director Nominee
Oscar B. Marx, III	77	Chairman of the Board
Byron T. Shaw II	48	Director

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•	Business Development and Mergers and Acquisitions Experience. Directors who have a background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

•	Industry Expertise. We design, develop and manufacture innovative thermal management technologies. The automotive industry is our primary market, although we are focused on expanding the depth and breadth of our core technologies and the portfolio of products derived from those technologies, both within and outside the automotive market. As a result, experience in the automotive industry, as well as other industries in which we hope to expand, is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we operate.

•	Global Expertise. We have significant global operations, as we operate in locations aligned with our major customers’ product strategies in order to provide locally enhanced design, integration and production capabilities and to identify future thermal technology product opportunities in both automotive and other markets. Further, our customers and vendors currently span North America, Europe and Asia, and further global penetration in those markets is a key element of our business strategy. Directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

•	Research and Development and Commercialization of Technologies Experience. The development and commercialization of new or improved technologies, which can take many years and be very expensive, is critical to the execution of our business strategy. Directors with experience in companies who have prioritized research and development and commercializing products related thereto can provide useful oversight of such matters.

Director Background and Qualifications

Lewis Booth has served as a director of the Company since 2013. Mr. Booth served as Executive Vice-President and Chief Financial Officer (CFO) of Ford Motor Company from 2008 until his retirement in 2012. Prior to his appointment to CFO, Mr. Booth held the positions of Chairman and CEO of Ford of Europe as well as President of Ford’s Asia Pacific and Africa Operations. He has served on the Board of Directors of publicly-traded Rolls-Royce Holdings since 2011, where he is Chairman of the Audit Committee, a member of the Nominations and Governance Committee and a member of the Science and Technology Committee, and publicly-traded Mondelez International since 2012, where he is a member of the Finance Committee and a member of the Human Resources and Compensation Committee. Mr. Booth, a qualified chartered management accountant, received his Bachelor’s engineering degree from Liverpool University.

As Executive Vice-President and CFO of Ford Motor Company, Mr. Booth was responsible for all of the company’s financial operations, including the Controller’s office, treasury and investor relations. Mr. Booth’s 34-year decorated career at Ford illustrates his financial expertise and knowledge of manufacturing, operations and the investment community. His strategic expertise in the worldwide automotive industry is critical to us as we continue to expand globally. Based on the foregoing, the Board has determined that Mr. Booth is an “audit committee financial expert” in accordance with SEC rules.

Francois J. Castaing has served as a director of the Company since 2001. Mr. Castaing retired in 2000 as technical advisor to the Chairman of Chrysler Corporation. Prior to his retirement, Mr. Castaing spent 13 years with Chrysler Corporation, where he held various positions, including Vice-President of Vehicle Engineering from 1988 to 1996 and President of Chrysler International from 1996 to 1997. Mr. Castaing was Vice-President of Engineering and Group Vice-President Product and Quality of American Motors, from 1980 until Chrysler acquired that company in 1987. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. From 2004 to 2015, he served as a director of publicly-traded TRW Automotive Holdings Corp., where he was a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Castaing also serves on the board of FIRST in Michigan: For Inspiration and Recognition of Science and Technology, a not-for-profit foundation.

Mr. Castaing’s distinguished career in the automotive industry has given him extensive experience in our most important customer market. During his tenure at some of the world’s largest automobile manufacturers, Mr. Castaing developed leadership, strategic planning and organizational skills that greatly benefit the Company. In addition, his technical background contributes to his deep understanding of our operations and enables him to assist in problem solving. He also has significant knowledge of the Company based on his 15 years of service on the Board.

Daniel R. Coker has served as our President and Chief Executive Officer since 2003, and as a director since 2007. Mr. Coker joined Gentherm in 1996 as Vice-President of Sales and Marketing. Prior to such time, from 1986 to 1995, Mr. Coker served as Vice-President and General Manager of North American Operations for Arvin, Inc. Mr. Coker received his Bachelor’s degree from Tennessee Technological University.

Mr. Coker has extensive knowledge of the day to day operations of our business. His product development background allows him to fully understand and manage our business. In addition, Mr. Coker’s experience as our highest ranked officer, coupled with the managerial positions he previously held with other automotive-related companies, gives Mr. Coker industry insight and leadership and executive management skills key to our performance.

Sophie Desormière has served as a director of the Company since 2012. Ms. Desormiére has served as General Manager Marketing and Sales, Senior Executive Vice-President at Solvay, a Belgium-based company and a developer of specialty chemicals, since November 2010. Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director. Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at global companies with significant European operations enables her to provide key insight with respect to the Company’s integration of its worldwide operations.

Maurice E.P. Gunderson has served as a director of the Company since 2007. Mr. Gunderson has served as Managing Member of the consulting firm Shingebiss, LLC since 1999. Previously, Mr. Gunderson spent 15 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in investments emerging from the global restructuring of the energy industry, and four years at CMEA Capital, a San Francisco based venture capital firm. Mr. Gunderson also serves as an advisor to Auto Tech Ventures, as well as a director of Onboard Dynamics, Inc., Runway Capital Management and Radiant Capital Management, all privately-held companies. Mr. Gunderson received a Bachelor of Arts degree and Master of Science degree in mechanical engineering from Oregon State University and a Masters in Business Administration from Stanford University.

Mr. Gunderson’s background as a venture capitalist enables him to provide key insight with respect to the Company’s investments in new thermoelectric technologies. Mr. Gunderson also has strong leadership and governance skills, as a result of his board service for several energy and materials-related companies. His engineering background gives him a deep understanding of our business and operations.

Yvonne Hao is a new nominee to the Gentherm Board of Directors. Since 2008, Ms. Hao has held various positions at Bain Capital, including as an Operating Partner since 2013 and, prior to that, as interim executive officer for various portfolio companies. At Bain, Ms. Hao is responsible for portfolio company performance, working closely with management of various Bain investment companies. She held the position of interim CEO or COO at several of these companies, including Gymboree and D&M Holdings. Prior to 2008, Ms. Hao worked at Honeywell in various positions starting in 2003 and at McKinsey & Company starting in 1997. Ms. Hao has served as a director of publicly-traded Bombardier Recreational Products since 2011, where she serves on the Investment and Risk Committee, and also serves as a director of privately-held Consolidated Container Corporation. Ms. Hao holds a B.A. from Williams College and a Masters of Philosophy in Development Economics from Cambridge University.

Ms. Hao’s role as interim CEO and COO at other companies provides her with expertise in executive management, strategic planning, operations and brand marketing. She also brings a unique institutional investor perspective resulting from her positions at Bain Capital, a global private equity and venture capital investment firm. Finally, Ms. Hao has international business experience as a result of managing a business expansion in Asia, where the Company has a significant presence with customers and manufacturing plants.

Ronald Hundzinski is a new nominee to the Gentherm Board of Directors. Since 2012, Mr. Hundzinski has served as the Vice President and Chief Financial Officer of BorgWarner, Inc. From 2005 to 2012, Mr. Hundzinski served in BorgWarner’s finance department in positions of increasing responsibility, including as Controller from 2010 to 2011 and Treasurer from 2011 to 2012. Mr. Hundzinski holds a B.B.A. in finance from Western Michigan University and an M.B.A. from the University of Colorado.

Mr. Hundzinski’s experience as the Chief Financial Officer of a large, global automotive supplier brings important practical experience to our Board of Directors. He understands the key operational, strategic and financial issues of the Company as an executive of a public company in the automotive industry, and he can provide unique, real-time advice on critical industry matters. Mr. Hundzinski also has significant finance and accounting expertise and qualifies as a financial expert under SEC rules. His expertise and knowledge in our largest industry segment brings invaluable insight to our Board of Directors.

Oscar B. Marx, III has served as Chairman of the Board since he joined the Board in 1999. Mr. Marx also served as Interim Chief Executive Officer of the Company from October 2001 through March 2003. He previously served as President and CEO of

TMW Enterprises, Inc., a private investment firm located in Troy, Michigan, from 1995 to 2001. In 1994, Mr. Marx was President and Chief Executive Officer of Electro-Wire Products (predecessor to TMW Enterprises, Inc.), a major supplier of electrical distribution systems to the automotive industry. After 32 years of service, Mr. Marx retired from Ford Motor Company in 1994 as Vice-President of its Automotive Components Group (currently known as Visteon Corporation).

Mr. Marx has a unique perspective and understanding of the Company’s business, given his prior service as our Interim Chief Executive Officer. In addition, Mr. Marx’s experience as a senior executive at other automotive-related companies, including Ford Motor Company, gives him relevant industry, managerial and strategic planning expertise key to our success. He also has significant knowledge of the Company based on his 17 years of service on the Board.

Byron T. Shaw II has served as a director of the Company since 2013. Dr. Shaw has been the President of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services, since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. From 1998 to 2003, he worked at BMW in various positions, including Principal Technology Engineer and Manager of Advanced Technology. Dr. Shaw currently serves on the Board of Directors or Advisory Board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Auto Tech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

Dr. Shaw’s extensive experience in the automotive industry and in advanced technologies enables him to provide key insight with respect to improvements in our existing products. His technical expertise has also been critical to the Company’s development of new products for other markets.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the Board has affirmatively determined that Ms. Desormière, Mr. Booth, Mr. Castaing, Mr. Gunderson, Mr. Mazzorin, Dr. Scherer and Dr. Shaw are independent directors under the applicable rules of Nasdaq, and that, upon election, Mr. Hundzinski and Ms. Hao will be independent directors under the applicable rules of Nasdaq. Mr. Mazzorin and Dr. Scherer have determined not to stand for re-election at the 2016 annual meeting. Mr. Coker is employed by us and therefore is not an independent director. Mr. Marx is not deemed to be an independent director as a result of his prior role as Interim CEO of the Company.

Each member of the Audit Committee, the Compensation Committee, the Nominating Committee, the Corporate Governance Committee and the Technology Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq. Upon election to the Board, the Board anticipates that the new director nominees will serve on the following Board committees: (i) Ms. Hao – Compensation and Nominating; and (ii) Mr. Hundzinski – Audit, Nominating and Corporate Governance, and the Board has affirmatively determined that they qualify as independent in accordance with the additional independence rules for the Compensation Committee and Audit Committee, respectively, as established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the shareholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

Board Leadership

The Company’s current Board leadership is as follows:

•	Mr. Marx, Chairman of the Board, presides at all Board and shareholder meetings;

•	Mr. Coker, the Company’s President and Chief Executive Officer, is responsible for the Company’s day-to-day operations and strategic leadership, and the implementation of those policies and strategies approved by the Board; and

•	Mr. Castaing, Lead Independent Director, acts as chairman of all meetings of the independent directors (including executive sessions) and has the authority to call additional meetings of the independent directors at any time.

The Board believes that, by separating the positions of Chairman of the Board and Chief Executive Officer, the Board can provide better oversight of risks, including credit, liquidity and operational risks, faced by the Company. Since neither the Chairman of the Board nor the Chief Executive Officer is considered to be independent, the Board has designated a Lead Independent Director to act as a liaison both between the Chairman of the Board and the Chief Executive Officer and between these individuals, on the one hand, and the independent directors, on the other hand.

Board Oversight of Risk Management

The Board oversees the Company’s risk management primarily through the following:

•	the Board’s review and approval of an annual business plan, including strategy and liquidity;

•	the Board’s review of a summary of one or more material risks and opportunities at each regular meeting of the Board;

•	at least quarterly review by the Board of business developments, business plan implementation, liquidity and financial results;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

•	the Corporate Governance Committee’s oversight of the Company’s governance policies (including the Corporate Governance Guidelines), Board structure, and the self-assessment process of the Board and its committees;

•	the Audit Committee’s oversight of significant financial risk exposures (including credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, disclosure controls and internal control over financial reporting, the internal audit function, the legal, regulatory and ethical compliance functions, and consultations with our independent registered public accounting firm;

•	the Compensation Committee’s review of executive officer compensation and its relationship to our business plans, and of compensation plans generally and the related incentives, risks and risk mitigants; and

•	Board and committee executive sessions, and meetings of the independent directors.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board. The independent directors also hold additional meetings periodically as deemed necessary or appropriate.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve. The Board met six times in 2015, and each director serving in 2015 attended significantly more than 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member in 2015.

The Board has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders in person or, if necessary, by telephone or similar communication equipment. All directors serving in 2015 attended the 2015 annual meeting of shareholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.gentherm.com, under the “About Us” tab. The table below sets forth the current membership for the five Board committees and the number of meetings held for each in 2015.

Director	Audit	Compensation	Nominating	Corporate Governance[1]	Technology
Lewis Booth	Chair		X	Chair
Francois J. Castaing	X		Chair	X	X
Sophie Desormière		X	X
Maurice E.P. Gunderson		Chair	X		X
Carlos E. Mazzorin(1)		X	X
Franz Scherer(1)	X		X	X
Byron T. Shaw II			X		Chair
Meetings	8	3	2	1	4

(1)	Mr. Mazzorin and Dr. Scherer have determined not to stand for re-election at the 2016 annual meeting. Upon election to the Board, the Board anticipates that the new director nominees will serve on the following Board committees: (i) Ms. Hao – Compensation and Nominating; and (ii) Mr. Hundzinski – Audit, Nominating and Corporate Governance.

Audit Committee

The Audit Committee’s responsibilities include:

•	providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;

•	monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control over financial reporting; and

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton.

The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that two Committee members, Mr. Booth and Dr. Scherer, qualify as “audit committee financial experts” in accordance with SEC rules. Upon election to the Board, the Board anticipates that new director nominee Mr. Hundzinski will also qualify as an “audit committee financial expert.” The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	evaluating the performance of the Chief Executive Officer and other executive officers, including with respect to established goals and objectives, and making recommendations to the Board concerning all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation;

•	administering the incentive and equity plans of the Company, including recommending or approving equity grants;

•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices;

•	recommending or approving the non-employee director compensation program; and

•	reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Board has determined that the current members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

Role of Management. As was also the case in prior years, in 2015 the Compensation Committee received significant input from management with respect to the Company’s executive compensation program. See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant. With respect to the Company’s 2015 executive compensation program, the Compensation Committee engaged a compensation consultant, Hay Group, to provide general market information for all executive officers and peer group data for the Chief Executive Officer and Chief Financial Officer positions. See “Compensation Discussion and Analysis” for further information.

Nominating Committee

The Nominating Committee’s responsibilities include:

•	evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and nominating directors for election; and

•	developing a pool of potential director candidates in the event of a vacancy on the Board.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of shareholders. See “Proposal No. 1—Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal No. 1—Election of Directors—Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Nominating Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2015, the Committee employed a search firm in connection with identifying and evaluating Board nominee candidates upon learning that Mr. Mazzorin and Dr. Scherer had determined not to stand for re-election at the 2016 annual meeting. Director nominee Mr. Hundzinski was identified as a result of the work completed by the search firm. Director nominee Ms. Hao was recommended by one of our current directors.

The Nominating Committee will consider recommendations from shareholders of director candidates that are sent on a timely basis and otherwise in accordance with our Bylaws and other applicable law and regulations. The Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. We did not receive any recommendations for director nominations from shareholders for the annual meeting. See “—Shareholder Communication with the Board” and “Additional Information—Requirements for Submission of Shareholder Proposals and Nominations for 2017 Annual Meeting” for additional information.

Corporate Governance Committee

The Corporate Governance Committee was formed in February 2015, and its responsibilities include:

•	exercising general oversight over corporate governance policy matters of the Company, including developing, recommending proposed changes to, and monitoring compliance with, the Corporate Governance Guidelines;

•	reviewing and recommending appropriate changes to the Company’s charter documents and key governance policies on a periodic basis; and

•	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

Technology Committee

The Technology Committee evaluates and advises management with respect to the development and use of technology by the Company for use in its current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives. The Technology Committee also advises management on its policies and procedures surrounding cyber security. The responsibilities and activities of the Committee are described in greater detail in its charter.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the Nasdaq listing standards.

A copy of the Board’s committee charters, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on our website, www.gentherm.com, under the “About Us” tab. These guidelines provide a structure within which our directors and management can effectively pursue the Company’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, director responsibilities, compensation and continuing education, as well as shareholder communications with the Board.

Majority Voting Policy. The Corporate Governance Guidelines includes a policy to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement. If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to our Bylaws.

Annual Performance Evaluations. The Corporate Governance Committee oversees the annual performance evaluation process. The Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively. The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct is available on our website, www.gentherm.com, under the “About Us” tab. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website, www.gentherm.com, under the “About Us” tab within four business days of any such amendment or waiver.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the five standing committees.

Succession Planning

The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board’s oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.

Shareholder Engagement

The Company and/or Board engages periodically with the Company’s shareholders to discuss performance, governance practices and compensation programs. Each year, the Company interacts with its shareholders through various engagement activities.

Director Compensation

Non-employee directors of the Board receive both cash and equity compensation. Such compensation is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

2015 Compensation Program

In 2015, the Board approved an increase in the annual equity retainer for non-employee directors from $50,000 to $100,000 based on the significant increase in both the size and complexity of the Company’s operations and the corresponding oversight required by the Board. The cash portion of compensation program for non-employee directors did not change in 2015 except as follows: the cash retainer paid to the Chairman of the Board was increased from $75,000 to $90,000 and the cash retainer paid to the Lead Independent Director was set at $55,000, which is $5,000 more than other non-employee directors besides the Chairman of the Board. The increase in the annual equity retainer and the cash compensation paid to the Chairman of the Board and the Lead Independent Director

were determined after management provided the Board with an analysis of amounts paid to directors of other companies of similar size and complexity. No compensation consultants were retained by the Compensation Committee for the purpose of determining or recommending the amount or form of director compensation for 2015.

The following table sets forth the compensation program for non-employee directors in 2015.

($)
Annual cash retainer for Board service:
Chairman of the Board	90,000
Lead Independent Director	55,000
Other non-employee directors	50,000
Annual cash retainers for Committee service:
Nominating Committee-chair	5,000
Nominating Committee-members	1,000
Audit, Compensation and Technology Committees-chairs	10,000
Audit, Compensation and Technology Committees-members	5,000
Annual equity retainer (fair market value)	100,000

No additional cash compensation is paid to members of the Corporate Governance Committee. Consistent with historical practice, the annual cash retainers were paid in advance of the 2015 annual meeting of shareholders. Consistent with the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), on the date of such meeting, each non-employee director received a restricted stock award having a fair market value of $100,000, or 1,920 shares.

The restricted stock vests in full on the first anniversary of the grant date. The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to acceleration of vesting upon retirement (as defined under the 2013 Equity Incentive Plan), and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings.

2015 Compensation Table

The table below sets forth the compensation of each non-employee director in 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Total ($)
Lewis Booth	61,000	100,000	161,000
Francois J. Castaing	70,000	100,000	170,000
Sophie Desormière	56,000	100,000	156,000
Maurice E.P. Gunderson	66,000	100,000	166,000
Oscar B. Marx, III	90,000	100,000	190,000
Carlos E. Mazzorin	56,000	100,000	156,000
Franz Scherer	56,000	100,000	156,000
Byron T. Shaw II	61,000	100,000	161,000

Total	516,000	800,000	1,316,000

(1)	Reflects cash retainers for Board and committee service.

(2)	Reflects restricted stock awards granted under the 2013 Equity Incentive Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The closing trading price of a share of our common stock on May 28, 2015 was $52.08 and the number of shares subject to each award on this table is 1,920. The Company does not pay fractional shares.

At December 31, 2015, each non-employee director had the following number of shares underlying unexercised stock option awards (all of which were fully vested at December 31, 2015) and unvested restricted stock awards, respectively: Mr. Booth, 0 and 1,920; Mr. Castaing, 0 and 1,920; Ms. Desormière, 0 and 1,920; Mr. Gunderson, 20,000 and 1,920; Mr. Marx, 0 and 1,920; Mr. Mazzorin, 0 and 1,920; Dr. Scherer, 0 and 1,920; and Dr. Shaw, 0 and 1,920.

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for the directors of the Company to further the alignment of shareholders and directors. Directors are required to own common stock having a value of at least $200,000, computed as of each regularly scheduled Board meeting, based on the average closing price of our common stock as of the last day of the then-most recently completed 12 full calendar months. In connection with the increase in director annual equity retainers beginning in 2015, the Board increased the minimum value requirement from $100,000 to $200,000. For purposes of such calculation, the following shares are included: shares held by directors individually, shares held by their spouses or other family members residing in their same households, shares held in trust for their economic benefit or the economic benefit of their spouses or family members residing in their same households, and shares held in a retirement plan or deferred compensation plan for their benefit. The value of “in-the-money” vested stock options is also included, but the value of unvested stock options and unvested restricted stock is not.

For directors who were first appointed or elected less than four years ago, the minimum ownership level must be achieved by the date which is four years after such individual was first appointed or elected. The Compensation Committee is responsible for reviewing any non-compliance with the stock ownership requirements and recommending to the Board any actions necessary to remedy such non-compliance. As of the date hereof, all directors subject to the above minimum ownership levels hold common stock having a value in excess of $200,000.

Our Chief Executive Officer is subject to the same stock ownership requirements as our non-employee directors. See “Compensation Discussion and Analysis – Other Equity-Related Policies – Executive Stock Ownership Requirements” for further information.

Shareholder Communication with the Board

Shareholders wishing to send communications directly to the Board or to a specific director are asked to send such communications to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167. Shareholders sending such communications should clearly mark them as intended for delivery to the Board or to a specific director. Our corporate secretary has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (A) whether such communication is indeed from a shareholder and (B) whether such communication relates to the Company. Our corporate secretary will promptly forward copies of all such communications that pass such limited screening to each director, in the case of communications to the entire Board, or to the particular director addressee. Delivery by our corporate secretary will be completed by mail, facsimile or e-mail, as our corporate secretary determines appropriate.

If a shareholder’s communication to the Board involves or concerns our corporate secretary, or if a shareholder has another appropriate reason for communicating to the Board through a means other than through our corporate secretary, such shareholder is asked to send such communication to the attention of either the Company’s President or the Chairman of the Board, in either case at the address above. Any such communication should clearly state that it is a shareholder communication and should clearly state the reason it was not delivered to our corporate secretary for further delivery to the Board.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2015 with respect to each of our named executive officers. This section also provides certain other information as additional context for the “Named Executive Officer Compensation Tables” that follow.

Our named executive officers for 2015 were Daniel R. Coker, President and Chief Executive Officer; Barry G. Steele, Vice-President of Finance, Chief Financial Officer and Treasurer; Frithjof R. Oldorff, President of the Automotive Business Unit; Kenneth J. Phillips, Vice-President, General Counsel and Secretary; and Darren Schumacher, Vice-President of Product Development (collectively, the “named executive officers” or the “NEOs”). Messrs. Coker, Steele, Phillips and Schumacher are referred to as our “U.S. NEOs.” In August 2015, Mr. Oldorff relocated from Germany to the United States and became employed by the Company. Prior to his move, Mr. Oldorff was employed by the Company’s German subsidiary, Gentherm GmbH. The Company and its German Subsidiary are operated as essentially one company, so the compensation arrangement of Mr. Oldorff while employed by Gentherm GmbH was substantially similar to those of the U.S. NEOs, except as noted below. Key differences between such arrangements are explained in greater detail throughout this section of the proxy statement, as well as in the “Named Executive Officer Compensation Tables” that follow:

•	Employment Agreements. From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a written service agreement (“German Service Agreement”) with W.E.T. Automotive Systems AG) (our “German Subsidiary”), and effective August 1, 2015 he is party an executive relocation and employment agreement (“U.S. Employment Agreement” and, together with the German Service Agreement, the “Employment Agreements”) with the Company, each of which set forth the material terms of his compensation for the respective periods. See “Named Executive Officer Compensation Tables– Potential Payments Upon Termination or Change in Control – Service Agreement” for a description of such arrangements. The U.S. NEOs do not have employment agreements.

•	Equity Compensation. Consistent with prior years, in 2015, the U.S. NEOs received equity compensation in the form of restricted stock and stock options. In recent years, Mr. Oldorff received equity compensation in the form of cash-settled stock appreciation rights (or “SARs”). As a result of Mr. Oldorff’s move to the United States in 2015, he received equity compensation in the same form as the U.S. NEOs, restricted stock and stock options. See “– 2015 Compensation Determinations – Equity Awards” for further information.

•	Other Benefits and Perquisites. During his employment with Gentherm GmbH, Mr. Oldorff was not eligible to participate in the Company’s 401(k) plan, but his German Service Agreement provided for optional participation in a defined benefit pension plan, payment of statutorily required pension and health insurances, as well as payment of life insurance premiums for the period covered. The U.S. NEOs and, upon his move to the United States, Mr. Oldorff, were eligible to participate in the Company’s 401(k) plan on the same basis as the Company’s other U.S. employees. See “– 2015 Compensation Determinations – Other Benefits and Perquisites” for a description of the other benefits and perquisites of the named executive officers for 2015.

Executive Compensation and Governance Practices

What We Do	What We Prohibit

• 100% independent committee members (page 8)	• Hedging and use of derivatives (page 22)

• No special grants or timing based on the release of material, non-public information (page 22)	• Guaranteed bonuses or equity grants

• Maintain equity plan without an evergreen provision	• Extensive perquisites (page 21)

• Maintain alignment with shareholders, as equity awards represent a significant portion of NEO compensation (pages 20)	• Repricing/replacement of underwater stock options and SARs

• Compensation Committee oversight to confirm no undue risk in compensation programs (page 9)	• Golden parachute change-in-control payments (other than vesting and exercisability of equity awards in accordance with the terms of our equity compensation plans) (page 23)

• Discourage pledging and require consent (page 22)

• Annual say-on-pay shareholder vote (pages 38)

Say-On-Pay Vote at 2015 Annual Meeting of Shareholders

The Company’s say-on-pay proposal was approved by approximately 95% of the votes cast at the 2015 annual meeting. Given the high level of shareholder support, the Committee did not revise the Company’s compensation policies and decisions relating to the named executive officers directly as a result of such vote. The Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the named executive officers.

Compensation Philosophy, Program Objectives, and Key Features

The compensation program for named executive officers is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational and financial goals and increase long-term shareholder value. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. We believe our NEO compensation program is structured appropriately to support our business objectives, as well as our culture. The Committee regularly reviews the Company’s NEO compensation program to ensure the fulfillment of our compensation philosophy and goals.

The following table sets forth the primary purpose and key features of each component of our NEO compensation program in 2015.

Component	Primary Purpose(s)	Key Features

Base Salary	• Retains and attracts employees in a competitive market • Preserves an employee’s commitment during downturns in our industry and/or equity markets generally

•    Initial base salaries of U.S. NEOs negotiated in connection with hiring

•    Initial base salary of Mr. Oldorff set forth in Employment Agreements

•    Based on experience, responsibilities, anticipated individual growth and other subjective factors

•    Subject to annual review and increase

Bonus	• Motivates and rewards achievement of individual performance and Company financial and operational goals • Retains and attracts employees for short term

•    Bonus plan provides for a cash bonus up to a predetermined amount, as a percentage of base salary; bonus potential tied to base salary adjustments

•    Earned bonus is based on the Compensation Committee’s subjective evaluation of individual performance and conditioned on the satisfaction of applicable threshold Company financial metrics

Equity Awards	• Provide incentives to increase long-term shareholder value • Retain and attract employees for long term due to vesting requirements

•    Consist of restricted stock and stock options

•    Based on the executive’s position, current salary, and competitiveness in the market

•    Exercise/base price of option awards fixed at fair market value of our common stock on the grant date

•    Generally vest pro rata over 3-4 years from the grant date

Defined Benefit Plans	• Maintains stability and competency at the executive level

•    U.S. Defined Benefit Plan (as defined below, for Mr. Coker only) vests over a six-year period, beginning April 1, 2011; once fully vested, the plan provides for 15 annual benefit payments to Mr. Coker

•    German Defined Benefit Plan (as defined below) is funded, in significant part, by participants’ contributions; current and former members of Gentherm GmbH management are eligible to participate

Other Benefits and Perquisites	• Retain and attract employees in a competitive market

•    Vacation pay

•    Eligibility for participation in 401(k) plan, in the case of U.S. NEOs and Mr. Oldorff during his employment in the United States

•    Payment of statutorily required pension and health insurances and life insurance premiums, in the case of Mr. Oldorff during his employment in Germany

•    Use of company-owned vehicles

•    Club memberships, in the case of Mr. Coker

Process for Making Compensation Determinations

Advisors Utilized in Determination of Executive Compensation

Management. In determining the compensation of executive officers, the Compensation Committee receives significant input from Ms. Erin Ascher, the Company’s Vice-President of Talent Development and Chief Human Resources Officer, and Mr. Coker, who has more than 12 years’ experience in his executive officer role with the Company. Ms. Ascher and Mr. Coker have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, Ms. Ascher and Mr. Coker make a compensation recommendation, which is reviewed by the Chairman of the Board and presented to the Committee. Mr. Coker does not provide input with respect to his own compensation. Management also provides the Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Committee retains the discretion to modify the recommendations of Mr. Coker and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information. It is not uncommon for the Committee to modify the initial executive compensation recommendations made by management following due inquiry.

The Compensation Committee works with management to set the agenda for Committee meetings, and Mr. Coker is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Coker.

Third-Party Consultants. With respect to the Company’s 2015 executive compensation program, the Compensation Committee engaged a compensation consultant, Hay Group, to provide general market information for all executive officers and peer group data for the Chief Executive Officer and Chief Financial Officer positions. The compensation consultant performed a general survey of market conditions and summarized general market data for the Compensation Committee. The report from the compensation consultant described salary, equity and total compensation data. The Compensation Committee received an appropriate independence letter from the compensation consultant and confirmed there were no conflicts of interest. The information provided by the compensation consultant was one of many factors considered by the Compensation Committee in determining 2015 executive compensation.

Comparability

In evaluating management’s recommendations regarding the compensation of executive officers, the Compensation Committee considers the compensation offered by other similarly-situated companies, based on its review of information from various publications, its extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, its engagement of compensation consultants in prior years, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances. The companies which the Committee considers to be comparable for purposes of the above analysis (based on revenue, market capitalization and industry), and for which the Committee has been provided data, include: American Axle & Manufacturing Holdings, Inc., CTS Corporation, Dorman Products, Inc., Drew Industries Incorporated, Gentex Corp., Leggett & Platt, Inc., Littlefuse, Inc., Measurement Specialties, Inc., Methode Electronics, Inc., Modine Manufacturing Company, Remy International, Inc., Shiloh Industries, Inc., Standard Motor Products, Inc. and Stoneridge, Inc.

2015 Compensation Determinations

Base Salary

In 2015, each named executive officer received an annual base salary paid in cash. The initial base salaries of the U.S. NEOs were negotiated in connection with their hiring, and the initial base salary of Mr. Oldorff was set forth in his Employment Agreements.

The Compensation Committee reviews the base salaries of the named executive officers on an annual basis and generally grants salary increases following such reviews. Historically, base salary increases have been between 3-6% and represented a combination of a cost of living / inflation adjustment and a merit raise. However, larger base salary increases are considered where market information indicates that an adjustment is appropriate.

Consistent with prior years, in determining base salaries for 2015, the Compensation Committee considered an individual’s performance, position, experience and current salary, as well as the Company’s financial resources, the salaries of other executive officers and employees of the Company, and the base salaries paid by similarly-situated companies to individuals having similar job responsibilities as further discussed under “–Process for Making Compensation Determinations – Comparability.” In determining Mr. Coker’s base salary for 2015, the Committee also considered his demonstration of leadership and ability to manage the Company’s growing business.

For 2015, the Compensation Committee concluded that a market adjustment in base salaries for several of the NEOs was appropriate based on a review of the factors described above. The Compensation Committee concluded to increase the base salaries for several executive officers in 2015 to reflect individual performance, additional duties and market levels.

Bonus

2015 Bonus Plan. The 2015 Bonus Plan was substantially similar to the 2014 Bonus Plan. Under the 2015 Bonus Plan, the NEOs and other eligible employees earned cash bonuses up to pre-determined amounts (as percentages of their respective base salaries), based on the Compensation Committee’s evaluation of individual performance against individual performance goals approved by the Committee, together with management, in advance of the applicable performance period. The goals are aligned with overall Company objectives and were broad-ranging, depended on the individual’s position, and included items such as eliminating or reducing specific expenses, completing engineering objectives, developing new business, streamlining operations, completing other specific projects and other similar types of goals. The performance goals were intended to be subjective, or have overriding subjective elements to them. The Committee had full discretion to determine whether the performance goals had been met, except that bonus payouts are conditioned on the satisfaction of minimum threshold Company financial metrics (the “Minimum Metrics”). Regardless of the Committee’s subjective evaluation of individual performance, if the Minimum Metrics are not met no bonuses are payable under the 2015 Bonus Plan. For 2015, the Committee used the Company’s earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives (“Adjusted EBITDA”) as the sole Minimum Metric and set such metric at $118 million (Adjusted EBITDA was $134 million for 2014 and was $81.5 million for 2013). The Committee considers Adjusted EBITDA as an appropriate measure of the Company’s overall operational performance.

The 2015 Bonus Plan also provides that if certain Company financial metrics are exceeded for the full calendar year (the “Stretch Metrics”), then the total amount of discretionary bonus earned by each participant for the year will be increased ratably by an amount determined by the Compensation Committee, up to 20% (the “Formula Performance Adjustment”). For 2015, the Committee used Adjusted EBITDA as the sole Stretch Metric and set such metric at $178 million. Actual Adjusted EBITDA for 2015 was $152 million.

For each reporting period in 2015, the Committee determined that each named executive officer achieved most or all of his performance goals and, in several cases, substantially surpassed expectations. For the calendar year 2015, the Committee did not approve a Formula Performance Adjustment for the named executive officers or any other employees because actual Adjusted EBITDA did not exceed the Stretch Metrics.

The 2015 Bonus Plan was divided into two distinct performance periods, the first half of the year (January 1st through June 30th), and the second half of the year (July 1st through December 31st); however, the Company must be on track (based on estimated projections for the full year) to meet the full year Minimum Metrics for the first half bonus to be paid, and the Formula Performance Adjustment is only computed after the end of the full calendar year and any related adjustment paid with the bonus for the second half of the year. The achievement or failure to achieve the applicable individual criteria for the first performance period did not impact the achievement or failure to achieve the applicable individual criteria for the second performance period. If earned, bonuses are paid approximately two months of the end of the applicable performance period.

Unless an exception is granted by the Compensation Committee, a participant must be employed on the bonus payment date to be eligible to receive a bonus under the 2015 Bonus Plan.

The Compensation Committee does not have a formal written policy regarding adjustment of bonus payments if the relevant performance measures or underlying facts upon which they are based are restated or otherwise adjusted in a manner that would materially increase or reduce the size of the incentive payment.

Equity Awards

Equity awards in the form of restricted stock, stock options and cash-settled SARs represented a significant portion of NEO compensation in 2015, as the Compensation Committee continues to regard increasing long-term shareholder value as senior management’s primary objective. In February 2015, the Committee granted equity awards to the named executive officers pursuant to the 2013 Equity Incentive Plan. Consistent with prior years, the size of the awards depended on the executive’s position and current salary, as well as management’s recommendations, competitiveness in the market, and other subjective factors deemed relevant by the Committee. The Committee fixed the exercise price of stock options at the fair market value of the underlying shares on the grant date, such that grantees only benefit to the extent the price of our common stock increases over time.

All of the NEOs received restricted stock and stock options in 2015. The Compensation Committee believes restricted stock aligns interests with shareholders in a manner similar to stock options, as described above, but also has underlying value on the grant date that might otherwise be paid in cash as an additional bonus.

In 2015, the restricted stock awards granted vest in three equal annual installments and the stock option awards granted vest in four equal annual installments, in each case commencing on the first anniversary of the date of grant. See “Named Executive Officer Compensation Tables – Grants of Plan-Based Awards in 2015” for further information.

Defined Benefit Plans

U.S. NEOs

During 2008, in recognition of the Company’s need for stability and competence at the executive level, the Compensation Committee recommended, and the independent directors at such time subsequently approved, The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated effective April 1, 2008 (the “U.S. Defined Benefit Plan”). Mr. Coker has been the only participant in the U.S. Defined Benefit Plan.

The U.S. Defined Benefit Plan, more fully described in Note 11 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015, has a six-year vesting period that began on April 1, 2011. Once fully vested, the U.S. Defined Benefit Plan provides for 15 annual benefit payments to Mr. Coker, each in the amount of $300,000, beginning January 1, 2018. The Committee has reviewed the benefits offered to presidents and chief executive officers of similarly situated companies, and continues to believe that the U.S. Defined Benefit Plan is fair and reasonable.

The Company has also established a corporate-owned life insurance policy (“COLI”) on the life of Mr. Marx, Chairman of the Board. The COLI is held by a trust established for payment of benefits under the U.S. Defined Benefit Plan.

Mr. Oldorff

Our German Subsidiary maintains a defined benefit plan for former and current members of its management team (the “German Defined Benefit Plan”). The German Defined Benefit Plan is expected to be funded exclusively by participants’ pre-tax contributions and the earnings on those contributions. However, the amount of future benefits to which a participant is entitled, while based on the amount of such participant’s contributions to the plan, is subject to minimum future guaranteed returns on those contributions. As a result, the German Subsidiary records a liability for the amount that projected future benefit payments exceed projected future defined benefit plan assets. For the year ended December 31, 2015, Mr. Oldorff was eligible to participate in the German Defined Benefit Plan; however, he did not make any voluntary contributions to the German Defined Benefit Plan in 2015.

The German Defined Benefit Plan is further described in Note 11 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

Other Benefits and Perquisites

U.S. NEOs and Mr. Oldorff

•	401(k) Plan. The Company maintains a 401(k) plan to provide all eligible U.S. employees with a means to accumulate retirement savings on a tax-advantaged basis. The U.S. NEOs and, following his move to the United States, Mr. Oldorff, are eligible to participate in the 401(k) plan on the same basis as the other participants. For 2015, on a discretionary basis, the Company matched (1) 100% of an employee’s contributions up to a contribution equal to 3% of the employee’s compensation and (2) 50% of an employee’s contributions above 3% of the employee’s compensation, up to a total contribution no greater than 4% of the employee’s compensation, provided that in 2015, the total Company match in each case was capped at $10,600. The Company may, but is not required to, make additional discretionary contributions. The Company has not made any discretionary contribution to the 401(k) plan since its inception.

•	Vacation Pay. Upon specified events, U.S. employees, including the U.S. NEOs, receive lump-sum payments for accumulated vacation time in excess of specified amounts. Mr. Oldorff receives vacation pay in accordance with the terms of his Employment Agreement.

•	Other Perquisites. The Company provides each NEO with the use of a company-owned automobile. The Company believes it is important that our named executive officers thoroughly understand our products and present themselves to others as users of our products. The automotive segment represents our largest product segment. The Company also provides club memberships to Mr. Coker, which facilitates entertainment of current and potential customers and suppliers and other business associates, and are also used for meeting locations. We allocate the costs of these perquisites between business and personal use and report the personal-use portion as compensation to the applicable named executive officers.

Mr. Oldorff

•	Defined Contribution Plan. In 2015, the Company contributed specified amounts to defined contribution plans of Mr. Oldorff in accordance with his Service Agreement, which required payment of statutorily required pension and health insurances and life insurance premiums (the “German Defined Contribution Plan”). This contribution reduced the base salary that would otherwise have been payable to him.

•	Vacation Pay. Mr. Oldorff received annual vacation pay pursuant to his Service Agreement prior to his move to the United States, following which he was paid vacation pay pursuant to his Employment Agreement as noted above.

Severance and Change in Control Benefits

U.S. NEOs. Other than the U.S. Defined Benefit Plan and the 401(k) plan described above, the Company does not provide or maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for U.S. employees, including the U.S. NEOs. However, certain of the Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, a termination of employment. See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for further information.

Mr. Oldorff. Other than the German Defined Benefit Plan and the German Defined Contribution Plan described above, Mr. Oldorff was not eligible to receive or participate in any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans. See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Oldorff following a termination of employment under the terms of his Service Agreement and certain of the Company’s equity compensation plans.

Other Equity-Related Policies

Executive Stock Ownership Requirements

Our Chief Executive Officer is subject to the same stock ownership requirements as our non-employee directors. Our Chief Executive Officer must own common stock having a value of at least $200,000. See “Board Matters – Director Compensation – Director Stock Ownership Requirements” for further information. The other named executive officers are not subject to stock ownership requirements.

Timing and Pricing of Equity Grants

The Compensation Committee does not coordinate the timing of equity grants with the release of material non-public information. The Committee usually considers equity awards for executive officers on an annual basis at regularly scheduled meetings of the Committee, which are generally scheduled a year or more in advance, and for new hires as applicable.

In accordance with the 2013 Equity Incentive Plan, the exercise or base price of stock option or SAR awards is at least 100% of the fair market value of our common stock on the date of grant (which date is not earlier than the date the Compensation Committee approves such award). The Committee is authorized to modify, extend or renew outstanding stock options or SARs or accept the cancellation or surrender of such awards. However, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Committee may not take actions that would constitute a repricing of stock options or SARs without satisfying the applicable shareholder approval requirements of Nasdaq. In particular, the 2013 Equity Incentive Plan prohibits direct repricings (lowering the exercise price of a stock option or the base price of a SAR) and indirect repricings (cancelling an outstanding stock option or SAR and granting a replacement or substitute stock option or SAR with a lower exercise or base price, or otherwise exchanging such awards for cash, stock options, SARs or other awards).

Policy on Pledging and Hedging Company Securities

In addition to the restrictions set forth in SEC regulations, the Board has adopted a Statement of Policy for Securities Trading by Company Personnel which prohibits the hedging of Company securities and significantly limits any pledging of Company securities. In particular, the policy prohibits employees, officers and directors from making trades while in possession of material, non-public information. Specified restricted persons, including our officers and directors, are also prohibited from trading on a short-term basis of less than six months, short sales and derivative trading generally. In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions pre-approved by our Chief Financial Officer. At a minimum, such person must demonstrate the financial capacity to repay the applicable loan without resort to the margin or pledged securities. No Company securities beneficially owned by a director or executive officer were pledged or subject to a margin account at any time during 2015.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a company’s chief executive officer and the three other highest compensated executive officers (excluding the chief financial officer) is not deductible by the company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). The Committee intends to continue to review the application of Section 162(m) of the Code with respect to any future compensation arrangements considered by the Company. However, to maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee reserves the right to compensate Company executes in amounts deemed appropriate, regardless of whether such compensation is deductible for federal income tax purposes. Section 162(m) of the Code may prevent the Company from deducting a portion of the compensation paid to Mr. Coker, the Company’s President and Chief Executive Officer, in 2015.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments.” For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e. the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible, equal the amount of the parachute payments less the base amount. Additionally, Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. The Company does not pay tax gross-ups, including with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) in this proxy statement with management, including Messrs. Coker and Steele. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and the proxy statement for the 2016 annual meeting.

The Compensation Committee

Maurice Gunderson, Chairman
Sophie Desormière
Carlos Mazzorin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, the Compensation Committee consisted of Messrs. Gunderson and Mazzorin and Ms. Desormière. All members of the Compensation Committee during 2015 were independent directors and none of them is or has been an employee or officer of ours. During 2015, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or the Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2015

The table below summarizes the total compensation paid or earned by the named executive officers in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel R. Coker President and Chief Executive Officer	2015 2014 2013	700,000 565,000 530,400	682,500 1,017,060 550,000	750,420 471,060 573,000	737,660 552,800 366,560	378,457 335,550 355,000	96,105 61,145 38,746	3,345,142 3,002,615 2,413,706
Barry G. Steele Vice-President of Finance, Chief Financial Officer and Treasurer	2015 2014 2013	350,000 274,000 266,260	240,000 214,560 175,000	416,900 314,040 343,800	316,140 276,400 183,280	— — —	19,349 24,428 21,744	1,342,389 1,103,428 990,084
Frithjof R. Oldorff(6) President of Automotive Business Unit	2015 2014 2013	404,575 465,114 442,370	299,838 345,879 639,195	491,600 — —	316,140 276,400 366,560	— — —	185,162 52,128 23,024	1,697,315 1,139,521 1,471,149
Kenneth J. Phillips Vice-President, General Counsel and Secretary	2015 2014	370,000 295,000	240,000 221,880	416,900 314,040	316,140 276,400	— —	20,913 20,906	1,363,953 1,128,226
Darren Schumacher Vice-President of Product Development	2015 2014	319,300 310,000	220,000 265,080	416,900 314,040	316,140 276,400	— —	22,164 17,329	1,294,504 1,182,849

(1)	Amounts reported for 2015 reflect bonuses earned in 2015 under the 2015 Bonus Plan. The bonus for the first six months of 2015 was paid in August 2015 and the bonus for the remainder of 2015 was paid in March 2016.
(2)	Amounts reported reflect the aggregate grant-date fair value of stock awards. All awards in this column for 2015 relate to restricted stock awards granted to the NEOs in 2015 under the 2013 Equity Incentive Plan, in each case calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the number of shares subject to the award.
(3)	Amounts reported reflect the aggregate grant-date fair value of option awards. Awards in this column for 2015 relate to stock options granted to the NEOs in 2015 under the 2013 Equity Incentive Plan. Valuation assumptions used in determining the grant-date fair value of stock options are included in Note 6 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.
(4)	Amounts reported for 2015 for Mr. Coker represent the increase in the actuarial present value of Mr. Coker’s accumulated benefit under the U.S. Defined Benefit Plan from December 31, 2014 to December 31, 2015, computed in accordance with FASB ASC Topic 715, which requires that the Company record a projected benefit obligation representing the present value of future plan benefits when earned by the participant. As of December 31, 2015, the recorded projected benefit obligation for Mr. Coker was $2,897,765. Valuation assumptions used in determining the projected benefit obligation under the U.S. Defined Benefit Plan are included in Note 11 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(5)	Amounts reported for 2015 include the following: 401(k) match paid for the benefit of the U.S. NEOs ($10,600 each); personal use of automobile for each of the named executive officers ($14,916 for Mr. Coker; $24,118 for Mr. Oldorff; $10,831 for Mr. Schumacher; and $10,313 for Mr. Phillips); excess accrued vacation payments to Mr. Coker of $59,983; Mr. Coker’s personal use of country club memberships of $10,696; the employee portion of German social insurance contributions, including a gross-up for taxes, for Mr. Oldorff of $24,597; a housing allowance for Mr. Oldorff of $24,185; and a relocation expense reimbursement for Mr. Oldorff of $136,447.
(6)	Certain cash payments reported for Mr. Oldorff (which excludes option awards, which are denominated in U.S. Dollars) were paid in Euros and converted into U.S. Dollars based on the exchange rate at the time of each applicable payment.

Narrative Discussion of Grants of Plan-Based Awards in 2015

Mr. Oldorff. From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a Service Agreement with our German Subsidiary. From August 1, 2015 to the date hereof, Mr. Oldorff is party to the Employment Agreement with the Company. His 2015 compensation was governed by the terms of the Service Agreement and the Employment Agreement.

Messrs. Schumacher and Phillips. Messrs. Schumacher and Phillips were named executive officers only in 2015 and 2014. The Summary Compensation Table for 2015 is not required to include their compensation information for 2013.

Grants of Plan-Based Awards in 2015

The following table provides information about equity awards granted to the named executive officers in 2015. The Company did not grant any non-equity or equity incentive awards in 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Daniel R. Coker	02/18/2015 02/18/2015	18,000 —	— 70,000	— 41.69	750,420 737,660
Barry G. Steele	02/18/2015 02/18/2015	10,000 —	— 30,000	— 41.69	416,900 316,140
Frithjof R. Oldorff	08/03/2015 02/18/2015	10,000 —	30,000	41.69	491,600 316,140
Kenneth J. Phillips	02/18/2015 02/18/2015	10,000 —	— 30,000	— 41.69	416,900 316,400
Darren Schumacher	02/18/2015 02/18/2015	10,000 —	— 30,000	— 41.69	416,900 316,400

(1)	Relate to restricted stock granted to the NEOs under the 2013 Equity Incentive Plan.
(2)	Relate to stock options granted to the NEOs under the 2013 Equity Incentive Plan.
(3)	The restricted stock had a grant-date fair value of $41.69 per share, which was the closing price of our common stock as quoted on Nasdaq on the date of grant. The stock options had a grant-date fair value of $10.538 per share. See Notes 2 and 3 to the “Summary Compensation Table for 2015.”

Narrative Discussion of Grants of Plan-Based Awards in 2015

Restricted Stock. The restricted stock vests in three equal installments on the first through third anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date.

Stock Options. The stock options vest in four equal installments on the first through fourth anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date.

Outstanding Equity Awards at December 31, 2015

The following table presents information on the unexercised option awards and unvested stock awards held by the named executive officers as of December 31, 2015.

			Option Awards			Stock Awards
Number of Securities Underlying Unexercised Options (#)(1)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Daniel R. Coker	07/02/2013(1) 02/19/2014(1) 02/18/2015(1) Various	— — —	40,000 60,000 70,000 —	19.10 26.17 41.69 —	07/02/2020 02/19/2021 02/18/2022 —	— — — 40,000	— — — 1,896,000
Barry G. Steele	07/02/2013(1) 02/19/2014(1) 02/18/2015(1) Various	— — —	20,000 30,000 30,000 —	19.10 26.17 41.69 —	07/02/2020 02/19/2021 02/18/2022 —	— — — 24,000	— — — 1,137,600
Frithjof R. Oldorff	07/02/2013(2) 02/19/2014(2) 02/18/2014(1) Various	— — — —	40,000 30,000 30,000 —	19.10 26.17 41.69 —	07/02/2020 07/02/2021 02/18/2022 —	— — — 10,000	— — — 474,000
Kenneth J. Phillips	08/23/2012(1) 07/02/2013(1) 02/19/2014(1) 02/18/2014(1) Various	— — — — —	12,500 20,000 30,000 30,000 —	11.63 19.10 26.17 41.69 —	08/23/2019 07/02/2020 02/19/2021 02/18/2022 —	— — — — 24,000	— — — — 1,137,600
Darren Schumacher	11/20/2013(1) 02/19/2014(1) 02/18/2015(1) Various	— — — —	30,000 30,000 30,000 —	23.71 26.17 41.69 —	11/20/2020 02/19/2021 02/18/2022 —	— — — 18,000	— — — 853,200

(1)	Outstanding stock options held by the U.S. NEOs vest in four equal installments on the first through fourth anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date.
(2)	Outstanding cash-settled SARs held by Mr. Oldorff vest in four equal installments on the first through fourth anniversaries of the date of grant, provided his employment is continuing on each such vesting date.
(3)	Outstanding restricted stock held by the NEOs vests as follows, provided such person’s employment is continuing on each such vesting date:

	July 2,	February 19,		February 18,
Name	2016	2017	2018	2016	2017	2018
Daniel R. Coker	10,000	6,000	6,000	6,000	6,000	6,000
Barry G. Steele	6,000	4,000	4,000	3,334	3,333	3,333
Frithjof Oldorff	—	—	—	3,334	3,333	3,333
Kenneth J. Phillips	6,000	4,000	4,000	3,334	3,333	3,333
Darren Schumacher	—	4,000	4,000	3,334	3,333	3,333

(4)	Based on the closing price of our common stock as quoted on Nasdaq on December 31, 2015, which was $47.40.

Option Exercises and Stock Vested in 2015

The following table provides information on the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards in 2015. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel R. Coker	80,000	2,513,476	16,000	799,300
Barry G. Steele	30,000	948,383	10,000	496,180
Frithjof Oldorff	30,000	811,900	—	—
Kenneth J. Phillips	32,500	1,027,621	12,500	606,205
Darren Schumacher	25,500	563,222	6,000	260,840

(1)	Based on the number of stock options or cash-settled SARs exercised multiplied by the difference between (A) the purchase price received upon sale of the underlying shares, in the case of options, or the closing price of our common stock as quoted on Nasdaq on the date of exercise, in the case of cash-settled SARs, and (B) the exercise or base price.
(2)	Based on the number of shares of restricted stock vested multiplied by the closing price of our common stock as quoted on Nasdaq on the date of vesting (except in certain cases where all or a part of such vested stock was sold on the date of vesting, in which case the actual price received upon sale is used).

Pension Benefits in 2015

The following table provides information related to the U.S. Defined Benefit Plan and the German Defined Benefit Plan in 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Daniel R. Coker	The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated	5	2,897,765	—
Frithjof R. Oldorff	The Gentherm GmbH Deferred Compensation Pension Plan	N/A	1,108,793	—

(1)	Represents the present value of future benefits under the U.S. Defined Benefit Plan for Mr. Coker and the German Defined Benefit Plan for Mr. Oldorff through December 31, 2015. Valuation assumptions used in determining the projected benefit obligation under the U.S. Defined Benefit Plan and the German Defined Benefit Plan are included in Note 11 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. Amounts reported for Mr. Oldorff is owed in Euros but converted to U.S. Dollars based on the exchange rate at December 31, 2015.

Potential Payments Upon Termination or Change in Control

Equity Awards

Certain of the Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, specified events.

Equity Compensation Plans. Outstanding awards of restricted stock, stock options and cash-settled SARs as of December 31, 2015 were granted under the 2013 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan, the Amended and Restated 1997 Stock Incentive Plan and the related award agreements. Under each plan, prior to a termination event, the Compensation Committee retains discretionary authority to accelerate the vesting of these awards for any reason, in whole or in part. In addition:

•	Upon any termination of service, the unvested portion of any restricted stock, stock option or SAR award will be immediately terminated or forfeited.

•	Upon any termination of service other than for “cause” (as determined by the Committee), the vested portion of any stock option or SAR award will be exercisable for a period of 90 days following such termination and, in the case of SARs, will be deemed exercised on the 90th day following such termination, if not otherwise exercised prior to such date; provided, however, that such awards will not be exercisable, or deemed exercised, after their expiration dates.

•	Upon any termination of service for “cause,” the vested portion of any stock option or SAR award will be immediately terminated or forfeited.

Notwithstanding the foregoing, the Committee retains discretionary authority to accelerate the vesting of restricted stock, stock option and SAR awards, in whole or in part, (A) if a termination is due to a participant’s death, permanent disability or retirement, is by the Company or a subsidiary of the Company without cause, or is by agreement of the parties; or (B) upon or in anticipation of a change in control (as defined in the plan).

Value of Acceleration of Unvested Equity Awards at December 31, 2015. If the Compensation Committee determined to accelerate, in full, the vesting of the unvested portion of outstanding restricted stock, stock option and cash-settled SAR awards held by the named executive officers as of a December 31, 2015 termination event, the named executive officers would receive the benefits set forth in the table below.

Name	Value of Acceleration of Unvested Restricted Stock Awards ($)	Value of Acceleration of Unvested Stock Option and Cash- Settled SAR Awards ($)	Total Value of Acceleration of Unvested Equity Awards ($)
Daniel R. Coker	1,896,000	2,805,500	4,701,500
Barry G. Steele	1,137,600	1,374,200	2,511,800
Frithjof R. Oldorff	474,000	1,940,200	2,414,200
Kenneth J. Phillips	1,137,600	1,650,025	2,787,625
Darren Schumacher	853,200	1,518,900	2,372,100

Restricted Stock Awards. The value of such acceleration is calculated as the closing price of our common stock as quoted on Nasdaq on December 31, 2015, $47.40, multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2015.

Stock Option and Cash-Settled SAR Awards. The value of such acceleration is calculated as (A) the difference between (i) the closing price of our common stock as quoted on Nasdaq on December 31, 2015, $47.40, and (ii) the exercise or base price of the stock options or cash-settled SARs, (B) multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2015; provided, however, that negative amounts are treated as having zero value.

Service Agreement and Employment Agreement

The U.S. NEOs do not have employment agreements.

From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a Service Agreement with our German Subsidiary which contemplated payment upon specified termination events. From August 1, 2015 to the date hereof, Mr. Oldorff is party to the Employment Agreement with the Company, which contemplates payment upon specified termination events.

Mr. Oldorff – Service Agreement

Mr. Oldorff’s Service Agreement provided for (A) a contract term ending December 31, 2016; (B) an annual base salary of EUR 350,000, subject to periodic review and increase; (C) eligibility for bonus compensation at the discretion of the Board; (D) use of a company-owned vehicle; (v) eligibility for equity compensation at the discretion of the Board; and (E) other ancillary benefits typically provided to German executives, such as payment of statutorily required pension and health insurances and life insurance premiums.

Mr. Oldorff – Employment Agreement

The Employment Agreement, which replaced the Service Agreement provides for (A) a three-year term, (B) an annual base salary of $425,000, subject to periodic review and increase; (C) eligibility for bonus compensation at the discretion of the Board, with a target bonus of 50% of annual base salary; (D) eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other senior executive officers (although the award size can vary); (E) other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other senior executive officers and use of a Company-owned car; (F) continuing ancillary benefits applicable to German executives or German expatriates, including minimum contributions to maintain eligibility for the statutorily required pension and health insurances and life insurance programs, and specified airfare for personal travel; (G) housing expenses and relocation expenses, each as approved by the Company’s chief executive officer, and (H) an income tax gross-up, such that Mr. Oldorff will pay the income taxes that he would have paid had he been an employee of the German Subsidiary and residing in Germany, and the Company will reimburse Oldorff for the income tax amounts payable in excess thereof.

In the event of any termination of the Employment Agreement, Mr. Oldorff shall be entitled to specified repatriation benefits (including flights to Germany, freight to Germany on household goods and brokerage commissions on the sale of his U.S. home) estimated to be worth approximately $150,000 in the aggregate, in addition to any earned but not paid compensation and any vested benefits at the time of such termination. In addition, in the event of any termination of the Employment Agreement other than a termination for Cause (as defined therein) or a resignation by Mr. Oldroff, Mr. Oldroff shall be entitled to severance under the Company’s severance policy in effect at the time of termination of the Employment Period (as defined therein), subject to the his execution and delivery of a release agreement in favor of the Company and its officers, directors, affiliates, and representatives. In addition, see “–Equity Awards” above for a description of the value of acceleration of unvested equity awards held by Mr. Oldorff as of December 31, 2015.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of the Company’s last completed fiscal year, and any immediate family member of such person.

The Board has adopted a written policy with respect to proposed related person transactions. In general, all proposed related person transactions must be submitted to the independent directors for approval, and only those related person transactions approved by the independent directors may be consummated. The independent directors are instructed to only approve those transactions that are on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party and that are otherwise in the best interests of the Company and its shareholders. If an independent director has any interest in a related person transaction presented for approval, such director must abstain from the vote to approve or not approve the transaction. The policy further requires that all related person transactions be disclosed to the full Board and in our filings with the SEC, to the extent required by SEC rules.

2015 Related Person Transactions

John Marx, the Company’s Vice-President of Business Planning and Advanced Product Commercialization, is the son of Oscar B. Marx, III, Chairman of the Board. John Marx received the following compensation for his services during 2015: approximately $440,760 in cash compensation (inclusive of 401(k) employer matching contributions), perquisites valued at approximately $1,237, a restricted stock award for 10,000 shares and a stock option for 30,000 shares with an exercise price of $41.69 per share, which was equal to the fair market value of our common stock on the date of grant.

Brian Coker, a program manager and employee of the Company, is the son of Daniel R. Coker, the Company’s President and Chief Executive Officer. Brian Coker received the following compensation for his services during 2015: approximately $122,000 in cash compensation (inclusive of 401(k) employer matching contributions) and perquisites valued at approximately $5,709.

The Compensation Committee and the independent directors reviewed and approved the compensation paid to John Marx and Brian Coker for their services during 2015 in accordance with the policies and procedures described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of April 11, 2016 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of April 11, 2016, there were 36,427,397 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Lewis Booth (Director)	7,610	—	7,610	*
Francois J. Castaing (Director)	11,083	—	11,083	*
Daniel R. Coker (Director, President and CEO)	58,216	32,500	90,716	*
Sophie Desormière (Director)	9,597	—	9,597	*
Maurice E.P. Gunderson (Director)	11,083	20,000	31,083	*
Yvonne Hao (Director Nominee)	—	—	—	—
Ronald Hundzinski (Director Nominee)	—	—	—	—
Oscar B. Marx, III (Chairman of the Board)	125,195	—	125,195	*
Carlos E. Mazzorin (Director)	6,960	—	6,960	*
Franz Scherer (Director)	6,043	—	6,043	*
Byron T. Shaw II (Director)	6,043	—	6,043	*
Barry G. Steele (Vice-President Finance, CFO, Treasurer)	46,076	15,000	61,076	*
Frithjof R. Oldorff (President Automotive Business Unit)	18,892	7,500	26,392	*
Kenneth J. Phillips (Vice-President, General Counsel and Secretary)	33,608	15,000	48,608	*
Darren Schumacher (Vice-President of Product Development)	27,677	15,000	42,677	*
Executive officers and directors as a group (17 persons)	392,540	122,500	515,040	1.41%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	3,347,490	—	3,347,490	9.19%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	2,704,289	—	2,704,289	7.42%
Wells Fargo & Company, et al.(5) 420 Montgomery Street San Francisco, CA 94104	2,563,354	—	2,563,354	7.04%

*	Less than one percent.
(1)	Amounts include the following number of unvested shares of restricted stock as of April 11, 2016: Messrs. Booth, Castaing, Gunderson, Marx, Mazzorin, Scherer, Shaw and Ms. Desormière: 1,920 shares each; Mr. Coker, 46,000 shares; Mr. Steele, 28,666 shares; Mr. Oldorff, 16,666 shares; Mr. Phillips, 28,666 shares; Mr. Schumacher, 21,666 shares; and all executive officers and directors as a group, 178,290 shares.
(2)	Amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of April 11, 2016.
(3)	Based on Schedule 13G/A filed with the SEC on January 26, 2016. This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 3,270,073 shares and sole power to dispose 3,347,490 shares.
(4)	Based on Schedule 13G/A filed with the SEC on February 10, 2016. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has sole power to vote and shared power to dispose 78,782 shares, shared voting power for 2,100 shares, and sole power to dispose 2,625,507 shares.
(5)	Based on Schedule 13G/A filed with the SEC on January 27, 2016. This report includes holdings of various subsidiaries of the holding company. Wells Fargo & Company has sole power to vote and dispose 10,466 shares, shared power to vote 2,170,325 shares and shared power to dispose 2,552,888 shares.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee is independent under the applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which is reviewed annually by the Committee and the Board, and is posted on the Company’s website, www.gentherm.com, under the “About Us” tab.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding Grant Thornton’s services. The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. Grant Thornton is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

During 2015, among other matters, the Audit Committee:

•	Reviewed and discussed with management and Grant Thornton the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

•	Reviewed and discussed with Grant Thornton the overall scope and plans for its audit for 2015.

•	Reviewed and discussed with management and Grant Thornton the audited consolidated financial statements, and Grant Thornton’s opinion thereon, included in the Form 10-K for 2015 filed with the SEC and the 2015 annual report delivered to shareholders.

•	Reviewed and discussed with management its assessment and report, and reviewed and discussed with Grant Thornton its opinion, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

•	Discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standard No. 16, as amended (Communications With Audit Committees).

•	Received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Committee concerning independence, and discussed with Grant Thornton its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2015, which was filed with the SEC on February 25, 2016.

Submitted by the Audit Committee:

Lewis Booth, Chairman
Francois Castaing
Franz Scherer

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm. In pre-approving such services, the Committee must consider whether the provision of services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. The Committee does not delegate this responsibility (or any other Committee function) to Company management, except that Mr. Steele has been delegated permission to commit up to $50,000 between Committee meetings for audit-related services only, which must be reported to the Audit Committee no later than the next scheduled Committee meeting. If a product or service arises that has not been pre-approved by the Committee, the Committee has delegated to the Chairman of the Committee the authority to consider and pre-approve any such product or service between regular meetings of the Committee. Any interim approvals granted by the Chairman of the Committee are reported to the entire Committee at its next regularly scheduled meeting.

Grant Thornton Fees

The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2015 and 2014. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2015 ($)	2014 ($)
Audit Fees(1)	1,607,000	1,502,000
Audit-Related Fees(2)	77,000	88,000
Tax Fees(3)	5,000	5,000
All Other Fees(4)	20,000	16,000

Total Fees	1,709,000	1,611,000

(1)	Audit fees in 2015 and 2014 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, the review of quarterly financial statements and for services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consisted of: (A) in 2015, fees related to the audits of our 401(k) retirement savings plan and our subsidiary’s Canadian pension plan and (B) in 2014, fees related to the audit of our subsidiary’s Canadian pension plan, the audit of foreign exchange computations for functional currency determinations at our Hungarian subsidiary and the audit of the opening balance sheet of our newly-acquired subsidiary in Calgary, Canada.
(3)	Tax fees in 2015 and 2014 consisted of fees related to tax returns in Korea.
(4)	All other fees in 2015 and 2014 consisted of fees related to a U.S. Department of Energy-mandated audit of our government-sponsored research and development program and an audit of the calculation of certain financial covenants of our China subsidiary associated with and outstanding debt obligation of that entity.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In 2016, the Committee reappointed Grant Thornton to be our independent registered public accounting firm for the year ending December 31, 2016. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Grant Thornton’s services provided to us in 2015.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Grant Thornton is not necessary. However, the Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the shareholders ratify the appointment of Grant Thornton, the Committee may in its sole discretion terminate the engagement of Grant Thornton and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Grant Thornton will attend the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL NO. 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote will occur at our 2017 annual meeting of shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate, and retain our named executive officers who are critical to our success, and to ensure alignment of the interests of such persons with our shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 16, and the “Named Executive Officer Compensation Tables,” beginning on page 25, for additional details about our named executive officer compensation program, including information related to the compensation determinations for 2015.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2016 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

PROPOSAL NO. 4—APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED BYLAWS TO INCREASE THE MINIMUM AND MAXIMUM SIZE OF THE BOARD

The Company’s Amended and Restated Bylaws (the “Bylaws”) currently provide that the number of directors of the Company shall not be less than five nor more than nine. Additionally, the Bylaws provide that no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.

At the 2016 annual meeting, shareholders are being asked to approve an amendment to the Bylaws to increase the minimum number of directors from five to seven and the maximum number of directors from nine to 11 (the “Amendment”). The Board believes this proposal is in the best interests of the Company and its shareholders in anticipation of Board succession planning, additional diversity and new directors with expertise relating to new products and industries and future acquisitions. A copy of the Amendment is attached hereto as Appendix A.

The Board currently consists of nine directors. All directors are elected annually and serve one-year terms. Mr. Mazzorin and Dr. Scherer have determined not to stand for re-election at the 2016 annual meeting. The Board has re-nominated the remaining seven current directors and has nominated two additional director nominees, Mr. Ronald Hundzinski and Ms. Yvonne Hao, for the 2016 annual meeting.

In February, 2016, the Board voted unanimously to submit for shareholder approval the Amendment that would increase the minimum and maximum number of directors. The Board noted the following considerations, among others:

•	Increasing the permissible size of the Board will improve succession planning. An expansion in the permissible size of the Board will enable it to more smoothly manage Board transitions (including director retirements) and more effectively recruit highly qualified director candidates as they are seeking Board positions. This will provide flexibility for new directors to join the Board prior to some or all of the director retirements and to become familiar with the Company and its operations, the automotive industry and the activities of the Board and its Committees.

•	Increasing the permissible size of the Board will increase flexibility for appointing new directors to the Board with expertise from new industries and/or acquired companies. The Company is actively pursuing growth opportunities with respect to new products and new industries, as well as growth through acquisitions. It may be desirable to appoint additional directors with specific expertise in such new products and industries, or to incentivize certain directors or officers of the to-be-acquired companies to serve on the Board after consummation of the transaction.

•	Increasing the permissible number of directors will provide opportunities to diversify the Board. An increase in the permissible size of the Board will provide an opportunity to continue to build a Board with diverse talents and perspectives, as well as demonstrated experience and expertise, without losing the utility of the current directors. An increase in the Board’s size may serve to enhance the culture of innovation, critical thinking and thoughtful discussion in the boardroom.

Approval of the Amendment requires the affirmative vote of a majority of the outstanding shares entitled to vote. Upon approval by our shareholders, the Amendment will become effective immediately. In the event that the Amendment is not approved by our shareholders at the annual meeting, our Board will be limited to a minimum of five directors and a maximum of nine directors.

The Board recommends a vote FOR the approval of the Amendment to the Bylaws to increase the minimum and maximum size of the Board.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2015 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,709,871	(1)	$27.46	(2)	1,676,586	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	1,709,871		$27.46		1,676,586

(1)	Consists of the following: (A) outstanding options for 1,145,534 shares of common stock and 179,026 outstanding shares of restricted stock under the 2013 Equity Incentive Plan; (B) outstanding options for 131,750 shares of common stock under the 2011 Equity Incentive Plan; (C) outstanding options for 249,061 shares of common stock under the 2006 Equity Incentive Plan; and (D) outstanding options for 4,500 shares of common stock under the Amended and Restated 1997 Stock Incentive Plan.
(2)	Excludes restricted stock, which has no exercise price.
(3)	Consists of shares of common stock that may be issued pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards and other stock-based awards under the 2013 Equity Incentive Plan; provided, however, that to the extent awards are made in the form of full-value shares, such as restricted stock, the number of shares available for future issuance is reduced by 1.58 multiplied by the number of shares awarded. No additional shares may be issued pursuant to awards under the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan, or the Amended and Restated 1997 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in 2015, except that a report on Form 4 for Mr. Oldorff was filed late in November 2015.

Solicitation by Board; Expenses

We will bear the entire cost of preparing, assembling, and mailing the proxy materials. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. In such case, we would expect our Chief Executive Officer and/or Chief Financial Officer to oversee such supplemental solicitation. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.

Requirements for Submission of Shareholder Proposals and Nominations for 2017 Annual Meeting

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167) by the close of business on December 26, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2017 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2016 annual meeting. Therefore, such notice must be received between January 26, 2017 and the close of business on February 25, 2017 to be considered timely. However, if our 2017 annual meeting occurs more than 30 days before or 60 days after May 26, 2017, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2017 annual meeting, and (B) not earlier than the 120th day prior to the 2017 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2015 annual report and 2016 proxy statement, as follows:

•	If you hold your common shares through a bank, broker or other nominee, you should contact such record holder directly.

•	If you are a shareholder of record, you should contact Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of such materials to a shareholder that previously elected to receive a single copy of materials with one or more other shareholders.

Availability of 2015 Annual Report to Shareholders

SEC rules require us to provide a copy of our 2015 annual report to shareholders who receive this proxy statement. Our 2015 annual report to shareholders includes our annual report on Form 10-K for 2015 (including certain exhibits). We will also provide copies of our 2015 annual report to shareholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2015 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2015) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations—Financial Reports” tab.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2016

The 2016 proxy statement and 2015 annual report are available at www.edocumentview.com/THRM.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors

Kenneth J. Phillips
Vice-President, General Counsel and Secretary

APPENDIX A—AMENDMENT TO AMENDED AND RESTATED BYLAWS

ARTICLE III, SECTION 3.02(A) is hereby amended to read in its entirety as follows:

(A) The number of directors of the Corporation shall not be less than seven nor more than 11. The exact number of directors shall be specified by a resolution duly adopted by the Board or shareholders. Subject to any further restrictions in the Articles of Incorporation, a bylaw change specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares; provided, however, that a bylaw or amendment of the Articles of Incorporation reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3 % of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. The election to the Board of Directors of the nominee(s) specified in the Proxy Statement:			+
01 - Lewis Booth	02 - Francois Castaing	03 - Daniel Coker
04 - Sophie Desormière	05 - Maurice Gunderson	06 - Yvonne Hao
07 - Ronald Hundzinski	08 - Oscar B. Marx III	09 - Byron Shaw

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2016.	☐	☐	☐
4. To approve an amendment to the Amended and Restated Bylaws to increase the minimum and maximum size of the Board of Directors.	☐	☐	☐

	For	Against	Abstain
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the shareholder is a corporation, sign in full corporate name of the authorized office.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting and proxy statement are available at www.gentherm.com and at

www.edocumentview.com/THRM; however, the only means by which you are able to deliver your proxy is by dating and signing this proxy card and returning it prior to the Annual Meeting of Shareholders.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GENTHERM INCORPORATED

21680 HAGGERTY ROAD

NORTHVILLE, MICHIGAN 48167

The undersigned, revoking all prior proxies, hereby appoints Daniel R. Coker and Barry G. Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of common stock of Gentherm Incorporated held of record by the undersigned on April 11, 2016 at the Annual Meeting of shareholders to be held on Thursday, May 26, 2016 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2016, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION, AND FOR THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED BYLAWS TO INCREASE THE MINIMUM AND MAXIMUM SIZE OF THE BOARD OF DIRECTORS. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF DANIEL R. COKER AND BARRY G. STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT.